UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008
PLEXUS CORP.

(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin	54957-0156

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(920) 722-3451
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     In conjunction with the financial recapitalization previously announced on February 25, 2008, on April 4, 2008, Plexus Corp. (the “Company”) entered into a second amended and restated credit agreement (the “Amended Credit Facility”) with a group of banks, with Bank of Montreal acting as administrative agent, which allows the Company to borrow $150 million in term loans and up to $200 million in revolving loans. The $150 million in term loans was immediately funded, and $100 million of the revolving credit facility currently is available; that facility may be increased by an additional $100 million if the Company has not previously terminated all or any portion of the Amended Credit Facility, the administrative agent consents to the increase, and no event of default exists under the credit agreement. The Amended Credit Facility expires on April 4, 2013. Borrowings under the Amended Credit Facility may be either through term loans or revolving or swing loans or letter of credit obligations. As of the date hereof, the Company has term borrowings of $150 million outstanding, and no revolving borrowings, under the Amended Credit Facility.
     The Amended Credit Facility is unsecured. It contains certain financial covenants, which include a minimum interest coverage ratio and a minimum net worth test, all as defined in the agreement. Interest on borrowings varies depending upon the Company’s then-current total leverage ratio; as of April 4, 2008, the Company could elect to pay interest at a defined base rate or the LIBOR rate plus 1.25%. Rates would increase upon negative changes in specified Company financial metrics. The Company is also required to pay an annual commitment fee on the unused credit commitment based on its leverage ratio; the current fee is .30%. Unless and until the accordion feature is exercised, this fee applies only to the initial $100 million of availability (excluding the $150 million of term borrowings).
     The Amended Credit Facility amends and restates the Company’s revolving credit facility with a group of banks led by Bank of Montreal that allowed the Company to borrow up to $200 million. That prior credit facility was set to expire on January 12, 2012 and was also unsecured. It also contained other terms and financial covenants, which were substantially similar to those under the Amended Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     See Item 1.01, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Credit Agreement dated as of April 4, 2008 among Plexus Corp., the Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and Bank of Montreal, as Administrative Agent.
* * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2008	PLEXUS CORP. (Registrant)
	By:	/s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Vice President, General Counsel and Secretary

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